                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MAGMA POWER COMPANY
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              MAGMA POWER COMPANY
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the contrary pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       -------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid:__________________________________________________

    2) Form, Schedule or Registration No.:______________________________________

    3) Filing Party:____________________________________________________________

    4) Date Filed:______________________________________________________________

                              MAGMA POWER COMPANY

                        4365 EXECUTIVE DRIVE, SUITE 900
                          SAN DIEGO, CALIFORNIA 92121

                                                                    May 11, 1994

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Magma Power Company. The Annual Meeting will be held on Tuesday, June 21, 1994 at 10:30 a.m. at the Marriott-La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037.

  The matters on the agenda for the meeting are set forth in the attached Notice of Annual Meeting of Stockholders. In addition to the agenda items, there will be a report on operations and ample opportunity for questions.

  We hope you can attend the meeting. Whether or not you can attend, it is important that you sign, date and return your proxy as soon as possible. If you decide to attend the meeting, you may vote in person if you desire, even if you have previously mailed your proxy card. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the attached Notice of Annual Meeting of Stockholders.

  On behalf of the Board of Directors, we thank you for your cooperation.

                                          Sincerely,

                                          /s/ PAUL M. PANKRATZ

                                          Paul M. Pankratz
                                          Chairman of the Board

                              MAGMA POWER COMPANY

                        4365 EXECUTIVE DRIVE, SUITE 900
                          SAN DIEGO, CALIFORNIA 92121

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 21, 1994

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of Magma Power Company (the "Company") will be held on Tuesday, June 21, 1994 at 10:30 a.m. at the Marriott-La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037, for the following purposes:

    1. To elect three members of the Board of Directors of the Company (the "Board") to serve for the terms indicated in the attached Proxy Statement;

    2. To consider and vote upon a proposal to approve the 1994 Equity Participation Plan of Magma Power Company;

    3. To consider and vote upon a proposal to ratify the selection of Coopers & Lybrand as the Company's auditors for the fiscal year ending December 31, 1994; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on April 25, 1994 has been fixed as the Record Date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record at the close of business on the Record Date are entitled to such notice and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

  THE ANNUAL REPORT OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1993 ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), FOR THE YEAR ENDED DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO SHAREHOLDER RELATIONS, MAGMA POWER COMPANY, 4365 EXECUTIVE DRIVE, SUITE 900, SAN DIEGO, CALIFORNIA 92121.

                                          By Order of the Board,

                                          /s/ JON R. PEELE

                                          Jon R. Peele,
                                          Secretary

San Diego, California
May 11, 1994

                              MAGMA POWER COMPANY

                        4365 EXECUTIVE DRIVE, SUITE 900
                          SAN DIEGO, CALIFORNIA 92121

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 21, 1994

                               ----------------

                            SOLICITATION OF PROXIES

  This Proxy Statement is being furnished to stockholders of Magma Power Company, a Nevada corporation ("Magma" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the 1994 Annual Meeting of Stockholders (the "Annual Meeting") at the time and the place and for the purposes set forth in the attached Notice of Annual Meeting. This Proxy Statement and the related form of proxy attached hereto are being mailed to stockholders on or about May 11, 1994.

  All voting rights are vested exclusively in the holders of the Company's common stock, par value $.10 per share (the "Common Stock"). Only stockholders of record as of the close of business on April 25, 1994 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting. The shares of Common Stock represented by a proxy will be voted as specified therein at the Annual Meeting to the extent that the proxy is properly executed and returned. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time prior to the voting and, if present at the Annual Meeting, may vote in person whether or not he has previously given a proxy.

  The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation of proxies by use of the mails, directors, officers and employees of the Company may, without additional compensation, solicit proxies personally, by telephone or by other appropriate means. The Company will request banks, brokerage houses and other custodians, nominees or fiduciaries holding shares of Common Stock in their names for others to send proxy materials to, and obtain proxies from, their principals, and the Company will reimburse such banks, brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in so doing.

                             CERTAIN SHAREHOLDINGS

  As of April 15, 1994, the Company had outstanding a total of 24,011,379 shares of Common Stock, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

  At the Company's 1993 Annual Meeting, approximately 88% of the outstanding Common Stock was represented and participated in the election of directors.

  The following table sets forth, as of April 15, 1994, the name and address, the total number of shares (if any) of Common Stock beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")), and the percentage of the outstanding shares of the Common Stock so owned (i) by each person who is known to the Company to own beneficially 5% or more of the outstanding shares of the Common Stock, (ii) by each director and nominee to the Board, (iii) by the Company's Chief Executive Officer and each of its executive officers and (iv) by all directors and executive officers as a group.

                                                  AMOUNT AND
                                                   NATURE OF     PERCENTAGE
               NAME AND ADDRESS OF                BENEFICIAL         OF
              BENEFICIAL OWNERS(1)              OWNERSHIP(#)(2)   CLASS(3)
              --------------------              ---------------  ----------
   The Dow Chemical Company                        5,032,430(4)     21.0%
    2030 Dow Center
    Midland, Michigan 48674
   B. C. McCabe Foundation                         2,752,641(5)     11.5%
    7624 S. Painter Ave., Suite A
    Whittier, CA 90602-2313
   Firstar Investment Research & Management
    Company                                        2,280,800         9.5%
    777 E. Wisconsin Ave.
    Milwaukee, WI 53202
   James D. Shepard                                  221,134(6)        *
   Paul M. Pankratz                                   66,100(7)        *
   Jon R. Peele                                       19,500(8)        *
   Wallace C. Dieckmann                               17,159(9)        *
   Kenneth J. Kerr                                    16,000(10)       *
   Thomas C. Hinrichs                                 15,951(11)       *
   Ralph W. Boeker                                    15,000(12)       *
   Trond Aschehoug                                    12,450(13)       *
   Louis A. Simpson                                   10,000           *
   John D. Roach                                       1,000           *
   Roger L. Kesseler                                     200           *
   Directors and executive officers as a group
    (15 persons)                                     394,494(14)     1.6%(15)

- - --------
  * Represents less than one percent.
 (1) Except as otherwise indicated, the address of each of the persons named below is c/o Magma Power Company, 4365 Executive Drive, Suite 900, San Diego, California 92121.
 (2) For purposes of this table, a person is deemed to have "beneficial ownership" of (i) any security which such person has the right to acquire within 60 days after April 15, 1994, (ii) any security which is held by such person's spouse or other immediate family member sharing such person's household, (iii) securities held in certain trusts, partnerships and other legal entities affiliated with such person, and (iv) individual retirement accounts of such person. Beneficial ownership has been disclaimed by certain of the named persons with respect to certain of such shareholdings. The amounts set forth under this column exclude shares held for the benefit of the named person in the Magma 401(k) Plan. All information with respect to the beneficial ownership of the shares referred to in this table is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners.
 (3) Unless otherwise noted, the number of shares of Common Stock outstanding for this purpose is 24,011,379.

(4) Includes 4,000,005 shares which were placed in escrow, pursuant to an escrow agreement dated April 1, 1991 between The Dow Chemical Company, a Delaware corporation ("Dow"), and Morgan Guaranty Trust Company of New York, as Escrow Agent, for delivery upon exchanges of $150,000,000 aggregate principal amount of 5 3/4% Subordinated Exchangeable Notes Due 2001 of Dow (the "Notes"). The Notes are exchangeable at any time into shares of Common Stock at an exchange rate of 26.6667 shares per $1,000 principal amount of Notes. Dow retains the right to vote the shares placed in escrow.

(5) Does not include shares held by Mr. James D. Shepard, a Director of the Company, who is a co-trustee of the B. C. McCabe Foundation.

(6) Does not include shares owned by the B. C. McCabe Foundation for which Mr. Shepard is a co-trustee, and with regard to which beneficial ownership is disclaimed. Includes 5,000 shares of Common Stock initially promised to Mr. Shepard by the Board in 1987 in connection with his resignation as an employee of the Company; such shares vested and were issued to Mr. Shepard on his 55th birthday in August 1993.

(7) Includes Mr. Pankratz' options to purchase 66,000 shares of Common Stock. .

(8) Includes 4,500 shares of Deferred Stock which are expected to be granted following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved. Such Deferred Shares will be subject to vesting requirements based on continuing employment, and the holder is not entitled to vote such shares or receive dividends until vested. Also includes Mr. Peele's options to purchase 15,000 shares of Common Stock.

(9) Includes 6,000 shares of Deferred Stock which are expected to be granted following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved. Such Deferred Shares will be subject to vesting requirements based on continuing employment, and the holder is not entitled to vote such shares or receive dividends until vested. Also includes Mr. Dieckmann's options to purchase 11,159 shares of Common Stock.

(10) Includes 9,000 shares of Deferred Stock which are expected to be granted following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved. Such Deferred Shares shall be subject to vesting requirements based on continuing employment. Also includes 1,000 shares of Deferred Stock which are subject to vesting requirements based on continuing employment. The holder of such Deferred Stock is not entitled to vote such shares or receive dividends until vested. Also includes Mr. Kerr's options to purchase 5,000 shares of Common Stock.

(11) Includes 6,000 shares of Deferred Stock which are expected to be granted following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved. Such Deferred Shares shall be subject to vesting requirements based on continuing employment, and the holder is not entitled to vote such shares or receive dividends until vested. Also includes Mr. Hinrichs' options to purchase 4,084 shares of Common Stock.

(12) Includes 3,000 shares of Deferred Stock which are subject to vesting requirements based on continuing employment and are not entitled to vote or receive dividends until vested. Also includes Mr. Boeker's options to purchase 10,000 shares of Common Stock.

(13) Includes 7,200 shares of Deferred Stock which are expected to be granted following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved. Such Deferred Shares will be subject to vesting requirements based on continuing employment. Also includes 2,100 shares of Deferred Stock which are subject to vesting requirements. The holder of such Deferred Stock is not entitled to vote or receive dividends until vested. Also includes Mr. Aschehoug's options to purchase 3,000 shares of Common Stock.

(14) Includes 32,700 shares of Deferred Stock held by all directors and officers as a group, which are expected to be granted following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved. Also includes 6,100 shares of outstanding Deferred Stock. Also includes options to purchase 114,243 shares of Common Stock held by all directors and executive officers as a group. Does not include shares held by Dow, which is the employer of directors Knee, Kesseler and Reinhard.

(15) Includes the 38,800 shares of Deferred Stock and the options to purchase 114,243 shares referred to in Note 14 above. The number of outstanding shares of Common Stock for this purpose is 24,164,422.

COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

  Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and any persons who are beneficial owners of more than 10 percent of the Common Stock to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for such reports have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by such dates during 1993. All of such filing requirements were satisfied during such period.

                      AGENDA ITEM 1: ELECTION OF DIRECTORS

  The Board is divided into three classes. The terms of the directors in each class expire at the annual meeting in the years listed on the chart below. Except as expressly noted below, each director was elected to the Board at the annual meeting three years prior to the applicable expiration date listed below.

                                                                         CLASS III
   CLASS I DIRECTORS            CLASS II DIRECTORS                       DIRECTORS
   ------------------           ------------------                   -----------------
          1994                         1995                                1996
   Lester L. Coleman*           Ralph W. Boeker*                     Roger L. Kesseler
   William R. Knee              Thomas C. Hinrichs                   Bent Petersen
   John D. Roach*               Paul M. Pankratz                     J. Pedro Reinhard
                                James D. Shepard                     Louis A. Simpson*

- - --------
   * Mr. Simpson became a director on March 30, 1994, filling a Class III seat created by the Board as of such date. Mr. Coleman became a director on March 30, 1994, filling the vacancy of Mr. B. C. McCabe, Jr. who resigned as a Director on January 12, 1994. Mr. Roach became a director on January 11, 1994, filling the vacancy of Mr. Arnold L. Johnson who resigned on December 3, 1993. Mr. Boeker became a director on March 1, 1993.

  In accordance with the recommendation of the Nomination Committee, the Board has nominated Messrs. Coleman, Knee and Roach for re-election as directors in Class I to serve for three-year terms which expire at the annual meeting in 1997 and until their successors are elected and qualified unless they shall earlier resign, become disqualified or disabled, or shall otherwise be removed. The Company's Bylaws (Article II, Section 3) provides a mechanism by which a qualified stockholder of the Company may, subject to the giving of a proper and timely notice to the Secretary of the Company, make nominations of persons for election to the Board at any meeting of the stockholders at which directors are to be elected by the stockholders. No such notice has been received by the Company for the 1994 Annual Meeting. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE THREE NOMINEES.

  The Board does not contemplate that any of its proposed nominees to the Board listed above will become unavailable for any reason, but if such unavailability should occur prior to the Annual Meeting, it is intended that proxies will be voted for the election of those persons, if any, as shall be designated by the Board as replacement nominees.

BOARD AND NOMINEE BIOGRAPHICAL INFORMATION

  Set forth below are the ages (as of the Record Date) and biographical information for each member of the Board and nominee thereto.

  Ralph W. Boeker, 60, was elected President and director of the Company effective March 1, 1993. On January 11, 1994, Mr. Boeker was named CEO of the Company. Mr. Boeker retired from Dow as of March 1, 1993, where he had been employed since 1959, most recently as Group Vice President for Chemicals, Performance Products and Hydrocarbons and as a member of the Operating Board of Dow Chemical U.S.A., an operating unit of Dow, and the Dow Management Committee.

  Lester L. Coleman, 51, was elected to the Board of the Company on March 30, 1994. Mr. Coleman is Executive Vice President and General Counsel for Halliburton Company where he has worked in various capacities since 1983. Halliburton Company is an oil field services company based in Dallas, Texas. Prior employment included Vice President and General Counsel for Pickands Mather & Company, an iron ore and coal mining and transport company formerly headquartered in Cleveland, Ohio where he worked for five years, and 10 years of private law practice with Arter & Hadden, Cleveland where he served as a partner.

  Thomas C. Hinrichs, 60, has been a director of the Company since 1981. He has been employed by the Company in various senior management positions since 1974, and was named a Vice President of the Company in March 1987.

  Roger L. Kesseler, 57, was elected a director of the Company on November 6, 1991. Mr. Kesseler has been employed by Dow since 1959. For more than the last five years he has served as the Controller and a Vice President of Dow. Mr. Kesseler is also a member of the Board of Directors of Univar Corporation, a publicly traded, Kirkland, Washington-based chemical distribution company.

  William R. Knee, 48, was elected a director of the Company on February 22, 1989. Mr. Knee has been employed by Dow in various management capacities since 1968, most recently as Director of Technology Centers for Dow.

  Paul M. Pankratz, 62, was elected Chairman of the Board, President and Chief Executive Officer effective February 1, 1992, and relinquished to Mr. Boeker the titles of President in March 1993 and CEO in January 1994. Mr. Pankratz remains as Chairman of the Board. He joined Magma upon retirement from Dow, where he had been employed in various capacities since 1957, most recently as Vice President, Corporate Products Department. He has served as a director of the Company since 1984.

  Bent Petersen, 47, was elected a director of the Company in 1990. Prior to 1990 he was the managing partner of the San Diego office of the accounting firm of Coopers & Lybrand. Coopers & Lybrand has acted as the Company's independent public accountants since 1981. In 1990, Mr. Petersen retired from Coopers & Lybrand and, since then, has been a private investor and independent businessman.

  J. Pedro Reinhard, 48, was elected a director of the Company on June 18, 1992. Mr. Reinhard has been employed by Dow since 1970. For more than the last five years he has served as Treasurer of Dow and was also named a Vice President of Dow in October 1990.

  John D. Roach, 50, was elected a director of the Company on January 11, 1994. Since 1991, Mr. Roach has been employed as Chairman, President and CEO of Fibreboard Corporation, a publicly traded Walnut Creek, California based building products company. From 1987 to 1991 Mr. Roach was employed in a variety of capacities by Manville Corporation, a leading industrial products company based in Walnut Creek, California, most recently as Executive Vice President of Manville.

  James D. Shepard, 55, has been a director of the Company since 1981. He was Vice President--Finance and Treasurer of the Company from May 1981 until March 1987. Since 1988, he has been co-trustee of the B. C. McCabe Living Trust and the B. C. McCabe Foundation. Mr. Shepard is a shareholder relations consultant to the Company.

  Louis A. Simpson, 57, was elected a director of the Company on March 30, 1994. Mr. Simpson is President and CEO of Capital Operations (investments), GEICO Corporation where he has worked in various capacities since 1979. GEICO Corporation is a Washington, D.C. based insurance company. Mr. Simpson also serves on the board of GEICO Corporation, Potomac Electric Power Company and Salomon, Inc. Salomon Brothers Inc., a subsidiary of Salomon Inc., is providing financial advisory and underwriting services to Magma for the financing of the Company's proposed 216 MW (net) geothermal electric generating facility on the island of Leyte in the Republic of the Philippines.

BOARD COMMITTEES AND MEETINGS

  As of the Record Date, April 25, 1994, the six regularly constituted committees of the Board were: (1) the Audit Committee, which is comprised of Messrs. Kesseler, Petersen and Roach; (2) the Compensation Committee which is comprised of Messrs. Kesseler, Pankratz, Roach, and Shepard (with Messrs. Roach and Shepard comprising an Option sub-Committee of the Compensation Committee);
(3) the Environmental, Health and Safety Committee, which is comprised of Messrs. Hinrichs, Pankratz and Knee; (4) the Executive Committee, which is comprised of Messrs. Boeker and Pankratz; (5) the Finance Committee, which is comprised of Messrs. Boeker, Coleman, Reinhard and Simpson; and (6) the Nomination Committee, which is comprised of Messrs. Boeker and Pankratz.

  The Audit Committee monitors the Company's basic accounting policies, reviews the Company's audit and management reports, reviews the Company's systems for internal control, monitors compliance with the Company's code of conduct and the Foreign Corrupt Practices Act, and makes recommendations regarding the appointment of independent auditors. The Compensation Committee establishes salaries and other compensation for directors, executive officers and management level officers of the Company. The Compensation Committee also reviews all employee compensation programs including approval of merit budgets, establishment of short and long-term incentive plans, benefits, and compliance with 1934 Act reporting of Executive Compensation in the Company's proxy. The Option sub-committee of the Compensation Committee administers the stock incentive programs of the Company with full power for all grants and awards to executive officers under the 1987 Stock Option Plan and under the 1994 Equity Participation Plan (if and to the extent approved). The Environmental, Health and Safety Committee oversees the environmental compliance and other environmental, health and safety policies and programs of the Company. The Executive Committee has broad discretionary authority to make all executive decisions which are not expressly reserved to the Board by resolution or otherwise. The Finance Committee, established in April 1994, oversees the financial affairs of the Company and makes recommendations to the Board as to financial policies formulated by management of the Company. The Nomination Committee recommends nominees for election as directors, officers and members of committees, and also from time to time makes recommendations concerning enlarging or reducing the size of the Board.

  As of December 31, 1993, the six regularly constituted committees of the Board were: (1) the Audit Committee, which was comprised of Messrs. Kesseler and Petersen; (2) the Compensation Committee, which was comprised of Messrs. Kesseler, Petersen and Shepard; (3) the Environmental, Health and Safety Committee, which was comprised of Messrs. Knee and Hinrichs; (4) the Executive Committee, which was comprised of Messrs. Boeker and Pankratz; (5) the Nomination Committee which was comprised of Messrs. Boeker and Pankratz; and
(6) the Stock Option Committee, which was comprised of Messrs. Petersen and Shepard.

  During 1993 (a) the Board met nine times (including regularly scheduled, special and telephonic meetings); (b) the Audit Committee met three times; (c) the Compensation Committee met four times; (d) the Environmental, Health and Safety Committee met three times; (e) the Executive Committee took action once by unanimous written consent; (f) the Nomination Committee took action once by unanimous written consent; (g) the Stock Option Committee met four times; and
(h) a Special Independent Committee met twice. Each incumbent director who was a director during 1993 attended more than 75% of the Board meetings and meetings of standing committees of which he was a member.

COMPENSATION OF DIRECTORS

  Directors of the Company may be reimbursed for necessary expenses incurred in connection with their attendance at Board and committee meetings. Each "outside" director receives a $15,000 annual fee, $1,500 for each Board meeting he attends, and $750 for each committee meeting he attends (if such committee meeting is not held the same day as a Board meeting). The members of the Board deemed to be "outside" directors for this purpose (since they are neither employed by the Company nor affiliated with a major stockholder of the Company) are currently Messrs. Coleman, Petersen, Roach and Simpson.

  On December 3, 1993, concurrent with Mr. Arnold L. Johnson's resignation from the Board, the Company accelerated the remaining payments he otherwise would have received in 1994 under the agreement Mr. Johnson and the Company entered into in connection with Mr. Johnson's resignation as an officer of the Company in June 1991 (the "June 1991 Agreement"). Such accelerated payment to satisfy the Company's obligations to Mr. Johnson under the June 1991 Agreement amounted to approximately $1,164,000, which included a cash payment for Mr. Johnson's supplemental benefit plan accounts. Mr. Shepard receives an annual payment of $15,000 for serving as a shareholder relations consultant to the Company.

FAMILY RELATIONSHIPS

  There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer and any other director, executive officer or person nominated or chosen to become a director or executive officer of the Company.

                               EXECUTIVE OFFICERS

  Executive officers serve at the discretion of the Board. Each executive officer serves until such officer's respective successor is elected and has been qualified, or until such officer's earlier death, resignation or removal. Executive officers are elected by the Board annually at its first meeting following the Annual Meeting of Stockholders. Set forth below are the ages (as of the Record Date) and biographical information for each executive officer of the Company who is not a director.

  Jon R. Peele, 50, joined the Company in March 1987 as Secretary and General Counsel. He was also named a Vice President of the Company in February 1988, a Senior Vice President in February 1990 and Executive Vice President in March 1993. He was Senior Staff Counsel in Dow's Legal Department from 1983 through May 1988.

  Wallace C. Dieckmann, 51, joined the Company in June 1988 as Vice President and Controller, and was also named Treasurer and Assistant Secretary on June 15, 1990. Mr. Dieckmann relinquished the controller position and title when he was named Chief Financial Officer in June 1993.

  Trond Aschehoug, 51, became Director of Operations for the Company and President of Magma Operating Company in May 1992 under an employment agreement between the Company, Dow and Mr. Aschehoug, wherein the Company reimbursed Dow for Mr. Aschehoug's direct and indirect compensation and paid certain relocation expenses. On June 15, 1993, Mr. Aschehoug was named Vice President, North American Operations, and on July 1, 1993 became an employee of the Company. Prior to joining the Company, Mr. Aschehoug spent 25 years with Dow, most recently as Section Manager having responsibility for multiple operating units.

  Kenneth J. Kerr, 50, joined Magma in June 1993 as Senior Vice President, Commercial Development and became an executive officer of the Company in April 1994. Mr. Kerr is currently an employee of Dow. Mr. Kerr, the Company, and Dow entered into an employment contract dated March 12, 1993 wherein the Company reimburses Dow for direct and indirect compensation expenses until approximately July 1, 1997, at which time Mr. Kerr will retire from Dow and become an employee of the Company. Prior to June 1993, Mr. Kerr spent 28 years with Dow, where he most recently was Commercial Vice President, Plastics for Dow's Pacific Area, residing in Tokyo.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table presents information about compensation awarded over the Company's last three fiscal years to Mr. Pankratz and the Company's other four most highly compensated executive officers as of December 31, 1993.

                                  ANNUAL
                               COMPENSATION       LONG-TERM COMPENSATION AWARDS
                             ----------------- ---------------------------------------
                                                            RESTRICTED     SECURITIES
                                               OTHER ANNUAL   STOCK        UNDERLYING   ALL OTHER
  NAME AND PRINCIPAL          SALARY   BONUS   COMPENSATION   AWARDS      OPTIONS/SARS COMPENSATION
       POSITION         YEAR    ($)    ($)(1)     ($)(2)      ($)(3)         (#)(4)       ($)(5)
  ------------------    ---- -------- -------- ------------ ----------    ------------ ------------
Paul M. Pankratz
 (6)(7)................ 1993 $263,250 $389,688     --             --         48,000      $ 69,226
 Chairman of the Board
  of                    1992  229,166  202,500     --             --         66,000(8)    142,967(9)
 Directors              1991      N/A      N/A     N/A            N/A           N/A           N/A
Ralph W. Boeker
 (6)(10)............... 1993  206,731  289,688     --        $167,500(11)    65,000       453,309(12)
 President and Chief
  Executive             1992      N/A      N/A     N/A            N/A           N/A           N/A
 Officer                1991      N/A      N/A     N/A            N/A           N/A           N/A
Jon R. Peele........... 1993  153,346  125,531     --             N/A         7,500        31,760
 Executive Vice
  President,            1992  145,000   87,750     --             --         30,000        26,305
 Secretary, General
  Counsel               1991  138,439   90,000     --             --         15,000           --
Trond Aschehoug (13)... 1993  139,356   86,906     --         $65,625(14)         0        17,554
 Vice President &
  Director of North     1992      N/A      N/A     N/A            N/A           N/A           N/A
 American Operations    1991      N/A      N/A     N/A            N/A           N/A           N/A
Wallace C. Dieckmann... 1993  119,563   67,594     --             N/A             0        24,153
 Vice President & Chief 1992  108,500   40,500     --             --         11,600        15,371
 Financial Officer      1991  104,834   30,000     --             --          3,500           --

- - --------
 (1) Cash bonuses are paid to executive officers of the Company based upon their individual contribution to the Company and the Company's overall financial performance. A portion of the bonuses for 1993 were paid in the fourth quarter of 1993, and the balance was paid in the first quarter of 1994.

 (2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not, during 1993, exceed the lesser of $50,000 or 10% of annual salary and bonus for the respective individuals named in the Summary Compensation Table.

 (3) Company Deferred Stock is subject to vesting based on continuing employment, and the holder of such Deferred Stock is not entitled to vote or receive dividends until such Deferred Stock is vested. The grant date value shown may overstate the value of Deferred Stock because it does not take into account the negative effect of the lack of transferability, vesting restrictions and potential loss of the Deferred Stock upon termination of employment. This table excludes shares of Company Deferred Stock which are expected to be granted to Messrs. Peele, Aschehoug and Dieckmann following the Annual Stockholders Meeting if and to the extent that the 1994 Equity Participation Plan is approved.

 (4) There are currently no SARs outstanding.

 (5) Represents amounts allocated by the Company for the accounts of the named individuals to the Company Benefit Plans (as defined below) in 1993 as follows:

                                               EMPLOYEE
                                              RETIREMENT EMPLOYEES'  EXECUTIVE
                                               SAVINGS    PENSION   SUPPLEMENTAL
                       NAME                      PLAN       PLAN        PLAN
                       ----                   ---------- ---------- ------------
      Paul M. Pankratz.......................   $6,855    $14,043     $48,328
      Ralph W. Boeker........................    4,400     14,150      29,901
      Jon R. Peele...........................    6,855     14,043      10,862
      Trond Aschehoug........................    5,096      8,903       3,555
      Wallace C. Dieckmann...................    6,716     13,311       4,126

 (6) Prior to January 11, 1994, Mr. Pankratz served as Chairman and CEO and Mr. Boeker served in the capacity of President.
 (7) Mr. Pankratz joined the Company as of February 1, 1992.

 (8) Includes 30,000 options granted to Mr. Pankratz in conjunction with his initial employment by the Company.

 (9) Includes the fair market value on the grant date ($98,750) of 5,000 shares of Company Common Stock awarded to Mr. Pankratz, without restrictions, in conjunction with his initial employment by the Company.

(10) Mr. Boeker joined the Company on March 1, 1993.

(11) Represents the value on the grant date of 5,000 shares of Company Deferred Stock granted in conjunction with Mr. Boeker's initial employment by the Company on March 1, 1993.

(12) Includes $404,858 associated with Mr. Boeker's relocation to Southern California from Midland, Michigan.

(13) Includes amounts paid to Dow for Mr. Aschehoug as a "leased employee" from Dow. Mr. Aschehoug became an employee of the Company on July 1, 1993. Excludes options granted to Mr. Aschehoug prior to his becoming an employee of the Company.

(14) Represents the value on the grant date of 2,100 shares of Company Deferred Stock granted to Mr. Aschehoug in conjunction with his employment on July 1, 1993.

OPTION GRANT TABLE

  The following table presents information about options granted to Mr. Pankratz and to the Company's four other most highly compensated executive officers as of December 31, 1993.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR(/1/)

                                                                                 GRANT DATE
                                                                                  PRESENT
                              INDIVIDUAL GRANTS                                    VALUE
- - -------------------------------------------------------------------------------- ----------
                         NUMBER OF
                         SECURITIES   % OF TOTAL
                         UNDERLYING  OPTIONS/SARS             GRANT
                          OPTIONS/    GRANTED TO  EXERCISE    DATE
                            SARS         ALL      OR BASE    MARKET              GRANT DATE
                          GRANTED    EMPLOYEES IN   PRICE     PRICE   EXPIRATION  PRESENT
          NAME             (#)(1)    FISCAL YEAR  ($/SHARE) ($/SHARE)    DATE    VALUE $(2)
- - ------------------------ ----------  ------------ --------  --------- ---------- ----------
Paul M. Pankratz........   48,000(3)     17.4%    $33.300    $37.000   11/15/03  $1,035,840
Ralph W. Boeker.........   30,000(4)     10.9%    $28.130    $31.000    1/11/03  $  540,000
                           35,000(3)     12.7%    $33.300    $37.000   11/15/03  $  755,300
Jon R. Peele............    7,500(3)      2.7%    $33.300    $37.000   11/15/03  $  161,850
Trond Aschehoug.........        0           0%        --         --         --   $        0
Wallace C. Dieckmann....        0           0%        --         --         --   $        0

- - --------
(1) There are currently no SARs outstanding.

(2) These potential values were calculated using the Black-Scholes Option Valuation method. The Black-Scholes Option Valuation Method used does not take into account the negative effect on value of the lack of transferability, vesting restrictions and potential loss of the option upon termination of employment and therefore overstates the value of an executive's stock option. The assumptions used under the Black-Scholes model include a volatility of 26.5 percent based on one-year historical volatility of the Common Stock ending February 28, 1994; a risk-free rate of 6.67 percent based on the ten-year zero coupon treasury bond and a dividend yield of 0.0 percent based on the current dividend rate and an option term equal to the full ten-year stated option term. These potential values have not and may never be realized. The underlying options have not been, and may never be, exercised. The actual value of these options (if any) will depend upon the value of Common Stock on the date of exercise (if any).

(3) The grant date is 10 years prior to the expiration date noted in the table. The shares of Common Stock covered by each such option vests and becomes exercisable on the first anniversary of the grant date.

(4) The grant date is 10 years prior to the expiration date noted in the table. One-third of the shares of Common Stock covered by each such option vests and becomes exercisable on the first, second and third anniversaries of the grant date.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table summarizes for each of the named executive officers the number of shares of Common Stock received upon exercise of stock options, if any, during 1993, the aggregate dollar value realized upon exercise, the total number of shares of Common Stock with respect to which unexercised options were held as of December 31, 1993, if any, and the aggregate dollar value of in-the-money, unexercised options held as of December 31, 1993.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEARAND FY-END OPTION/SAR VALUES

                                                NUMBER OF
                                               UNEXERCISED
                                              OPTIONS/SARS
                           SHARES               AT FY-END       VALUE OF UNEXERCISED
                         ACQUIRED ON  VALUE      (#)(1)     IN-THE-MONEY OPTIONS/SARS AT
                          EXERCISE   REALIZED EXERCISABLE/         FY-END ($)(1)
          NAME               (#)        ($)   UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(2)
          ----           ----------- -------- ------------- ----------------------------
Paul M. Pankratz........        0    $      0 66,000/48,000      $1,093,680/$93,600
Ralph W. Boeker.........        0    $      0      0/65,000               0/281,850
Jon R. Peele............   26,000    $423,180 20,000/27,500          85,250/344,925
Trond Aschehoug.........        0    $      0   3,000/6,000          51,390/102,780
Wallace C. Dieckmann....    4,000    $ 73,520 13,242/10,358         101,887/152,803

- - --------
(1) There are currently no SARs outstanding.
(2) These potential values have not been and may never be, realized. The underlying options have not been, and may never be, exercised; actual gains, if any, on exercise will depend on the value of Common Stock on the date of exercise, if any.

COMPANY BENEFIT PLANS

  Employee Retirement Savings Plan. The Company provides a Retirement Savings Plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The 401(k) Plan became effective April 1, 1988, and covers all of the Company's employees who have completed one year of service with the Company. Under the 401(k) Plan, the Company is obligated to contribute 1% of each participating employee's eligible compensation and to match 50% of the first 6% of the employee's contributions. In addition, the Company may also make discretionary contributions. In fiscal year 1993, the Company made no such discretionary contributions.

  Employees' Pension Plan. The Magma Power Company Pension Plan (the "Pension Plan") covers all of the Company's full-time regular employees who have completed one year of service with the Company. The Pension Plan was effective as of January 1, 1990. It is a qualified plan pursuant to Section 401(a) of the Code. Under the Pension Plan, the Company is obligated to contribute an amount equal to 6% of the eligible compensation of each of the participants in the Pension Plan.

  Executive Supplemental Plan. The Company maintains a Special Supplemental Retirement Plan covering a select group of management and upper level employees. The Supplemental Plan is an unfunded nonqualified plan under Section 401(a) of the Code. It is designed to receive certain allocations of funds that could not be contributed to the participants' 401(k) Plan or Pension Plan accounts under current tax law limitations. Additionally, under the Supplemental Plan, participating employees may defer income, and the Company may also allocate amounts such as discretionary contributions.

  1987 Stock Option Plan. The Magma Power Company 1987 Stock Option Plan (which is a Rule 16b-3 Plan) provides that options to purchase an aggregate of 1,000,000 shares of the Company's Common Stock may be granted to salaried employees and consultants of the Company and its subsidiaries, as selected by the Option Sub-Committee of the Compensation Committee. The purchase price which must be paid for stock on exercise of an option granted under the 1987 Stock Option Plan will be fixed by the Option Sub-Committee when the option is granted, but such price may not be less than 90% of the fair market value of the stock on the grant date and must be at least 100% of such fair market value for any option intended to be an "incentive stock option" under federal tax law. It is unlikely that additional grants will be made under the 1987 Plan if the 1994 Equity Participation Plan is approved by the Company's stockholders.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  On January 20, 1992, the Company entered into an arrangement with Paul M. Pankratz in connection with his initial employment with the Company. This arrangement provides for the payment of one year's base salary and the immediate vesting of all previously unvested stock options held by Mr. Pankratz in the event that Mr. Pankratz' employment with the Company should be terminated without cause after a change-in-control. This agreement is scheduled to terminate January 31, 1995. See "Compensation Committee Report on Executive Compensation" below.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

  As members of the Compensation Committee, it is our duty to oversee the Company's overall compensation programs to ensure compliance with the Company's compensation philosophy, to evaluate the performance of the Chief Executive Officer (CEO), review the performance of the executive management group, establish the compensation level of the CEO, review compensation levels for the executive management group, and consider related matters.

  The compensation programs of the Company are designed to align executive officers' compensation with the strategic goals and performance of the Company. The Compensation Committee strives to develop and administer programs that will:

  . Attract and retain key executive officers critical to the long-term success of the Company;

  . Provide salary and total compensation levels for executive officers which are competitive with the median salary and compensation levels for the Company's competitors;

  . Motivate executive officers to enhance long-term stockholder value in the Company; and

  . Integrate the Company's compensation programs with its strategic planning and measurement processes.

  The compensation philosophy of the Company, which is endorsed by the Compensation Committee, is to provide salary and total compensation levels comparable to the median of the Company's compensation peer group, specifically, those publicly traded independent power producers and growth companies similar to the Company. This peer group includes substantially all of the members of the Industry Peer Group reflected in the 1993 Proxy Performance graph plus an additional group of publicly traded technology growth companies with annual revenues, growth history, and other performance and business characteristics similar to the Company but which may not directly compete with the Company in its independent power business.

- - --------
* Neither this Report nor the Performance Graph set forth below shall be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, except to the extent that the Company specifically incorporates the same by reference.

The compensation philosophy also calls for a substantial portion of the annual compensation of each executive officer to relate to, and be contingent upon the performance of the Company and the individual contribution of such executive officer to such performance. As a result, much of an executive officer's compensation is "at risk" with annual incentive bonus compensation amounting to a significant portion of total cash compensation.

  The Compensation Committee retained in 1993 the services of an outside executive compensation consulting firm to assist in the performance of its various duties. The results of the consulting firm's study disclosed that the Company's executive compensation levels, base salary, annual and long-term incentives, were below the median of its peer group. As such, the Committee approved a program to bring compensation levels in line with its philosophy over a two-year period. The Committee takes into account the Company's performance as well as the competitiveness of the Company's compensation levels to the comparable levels paid by the Company's compensation peer group.

  The base salary and target bonus for the Company's newly appointed Chief Executive Officer, Mr. Ralph W. Boeker, were based principally on his rights under his offer of employment as President of the Company as detailed in the letter dated January 20, 1993 (the "January 20, 1993 Letter"). On January 11, 1994, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that Mr. Boeker's base annual salary be increased to $300,000 concurrent with his appointment as the Company's Chief Executive Officer. This increase was based on the compensation survey data provided by the Company's executive compensation consulting firm and is in line with the Company's compensation philosophy to compensate at the median level of its peer group. The January 20, 1993 Letter also provided for (i) the grant by the Stock Option Committee to Mr. Boeker of 30,000 options under the Company's 1987 Stock Option Plan with an exercise price of 90% of the fair market value of the Common Stock on the grant date and with three years vesting and (ii) the grant of 5,000 shares of restricted Common Stock vesting 1,000 shares on date of hire and 1,000 shares per year on the succeeding four anniversaries of the date of hire. The terms of the January 20, 1993 Letter were designed to provide Mr. Boeker with total compensation levels comparable to the median of the Company's compensation peer group.

  The base salary and target bonus for the Company's former Chief Executive Officer and current Chairman of the Board of Directors, Mr. Paul M. Pankratz, were unchanged from the levels reported last year.

  Under the Company's annual management incentive bonus plan, bonuses are based one-half on the individual's performance and one-half on the performance of the Company, with target bonuses of approximately 35% to 50% of total cash compensation, except in extraordinary circumstances. The Company's performance for purposes of compensation decisions is measured under the annual incentive bonus plan against goals established for a given fiscal year by the Compensation Committee. The 1993 goals consisted of performance objectives for both the individuals and the Company. Company performance was measured by actual 1993 income before taxes (net income plus provision for taxes) compared to targeted 1993 income before taxes ("IBT"). In 1993 the Company materially exceeded the targeted IBT goal and in 1992, the Company substantially met the targeted IBT objective. The Committee evaluated individual performance, so that, on average, together with the over achievement on Company performance, total 1993 annual incentive bonuses represented approximately 43% of total cash compensation for the executive officers. In assessing the individual performances of Messrs. Pankratz and Boeker, the Committee was influenced by
(a) the successful integration of the acquired geothermal assets from Union Oil of California into the Company's operation, (b) the successful consummation of an energy conversion agreement with the Philippine National

Oil Company for a 231 MW (gross) geothermal generating facility on the island of Leyte, and (c) the Company's record results in 1993 with net income up 51% and revenues 53% greater than the previous year.

  In addition to the annual incentive bonus plan, the Company's 1987 Stock Option Plan is an integral part of the Company's long-term compensation program. Such long-term compensation is designed to encourage and create ownership and retention of the Company's stock by key employees and to provide incentives to increase the profits and long-term profitable growth of the Company. This program is designed to align the long range interests of key employees with those of the stockholders. The 1987 Stock Option Plan is administered by the Option Sub-Committee of the Compensation Committee. In November of 1993, under the 1987 Stock Option Plan, Mr. Boeker was granted by the Option Sub-Committee a performance award of 35,000 options, and Mr. Pankratz was granted by the Option Sub-Committee a performance award of 48,000 options, all at an exercise price of 90% of the fair market value of the Common Stock on the grant date. Such options were based on an evaluation of these executives' performance and their contributions to the Company, their options granted previously, and the long-term compensation and total compensation levels provided at the Company's compensation peer group. Such options fully vest one year after the grant date. In addition, Jon R. Peele received 7,500 options fully vested after one year from the date of grant. These option grants were structured to provide these executive officers with total compensation levels comparable to the median of the Company's compensation peer group.

                                          Roger L. Kesseler, Chairman
                                          Bent Petersen
                                          James D. Shepard

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1993 were Mr. Kesseler, Mr. Petersen and Mr. Shepard. As of the record date, the members of the Compensation Committee are Messrs. Kesseler, Pankratz, Roach and Shepard, with Messrs. Roach and Shepard serving as members of the Option Sub-Committee. Mr. Shepard is a former Vice President and Treasurer of the Company.

                               PERFORMANCE GRAPH

  The Performance Graph below shows changes over the past five years in the value of $100 invested in (a) the Common Stock of the Company; (b) an industry peer group of publicly-traded, non-utility companies in the independent power generation industry compiled by the Company; and (c) the Standard & Poor's MidCap 400 Index. The Bridge Information Services Utilities & Electric Index shown in 1992 is no longer available for the Performance Graph.

  The year-end values of each of such investments are based on share price appreciation plus dividends paid in cash, with such dividends reinvested on the date they were paid. The calculations of such values exclude trading commissions and taxes. The industry peer group calculations reflect weighted average total returns for the entire group.

                         PERFORMANCE GRAPH APPEARS HERE

                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                 AMONG MAGMA POWER COMPANY, PEER GROUP INDEX, S&P
                       MIDCAP 400 AND ADJUSTED PEER GROUP


                        Magma
Measurement Period      Power                          S & P        Adjusted
(Fiscal Year Covered)   Company        Peer Group    Midcap 400    Peer Group
- - -------------------     ----------     ----------    ----------    ----------
12/30/88                $100           $100         $100           $100
12/29/89                $159           $132         $136           $132
12/31/90                $144           $100         $129           $100
12/31/91                $157           $129         $193           $129
12/32/92                $205           $113         $216           $113
12/31/93                $224           $118         $246           $122



- - --------
(1) Stock price performance shown is not necessarily indicative of future price performance.
(2) Industry peer group includes: The AES Corporation; California Energy Company, Inc.; Destec Energy, Inc.; O'Brien Environmental Energy, Inc.; and Ogden Projects, Inc.
(3) Adjusted Industry peer group includes: The AES Corporation; California Energy Company, Inc.; Destec Energy, Inc.; Kenetech Corp.; O'Brien Environmental Energy, Inc.; Ogden Projects, Inc.; and Sithe Energies, Inc. Both of the two companies added to this adjusted industry peer group (Kenetech Corp. and Sithe Energies, Inc.) became publicly traded for the first time in 1993.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Dow Services. Under two technical services agreements between the Company and Dow, Dow agreed to furnish certain technical and other services in connection with the operation of the Company's geothermal power plants. The Company, in turn, agreed to pay for such services in cash payments or through the issuance of previously authorized but unissued shares of Common Stock. In 1993, the Company entered into a new agreement with Dow (the "1993 Technical Services Agreement") which amends, restates and supersedes the prior technical services agreements. Under the 1993 Technical Services Agreement, Dow has agreed to provide technical services for the Company's geothermal power plants until January 1, 2000. The Company, in turn, has agreed to make payments for such technical services in the amounts of $575,000 for 1993 and $550,000 for 1994 and thereafter in annual amounts reduced by $50,000 each year to $300,000 for 1999. Such annual payments entitle the Company each year to receive technical services from Dow equivalent in value to such year's payment, invoiced at Dow's internal interdepartmental charge rates. The Company may obtain additional technical services from Dow (if available), invoiced and paid for by the Company at such scheduled rates. The Company is also entitled to receive from Dow technical services for additional power plants by increasing the annual payments to Dow by $50,000 for each such plant, subject to certain limitations. Payments under the 1993 Technical Services Agreement are to be made exclusively in cash--there is no provision for payment in Company Stock. In 1993, the Company paid Dow $575,000 under the 1993 Technical Services Agreement. In addition, in March 1994 the Company signed a five-year agreement (the "1994 Engineering and Construction Management Services Agreement") with Dow Engineering Company ("DEC"). Under the Agreement, DEC will provide engineering, procurement and construction management services to Magma, including process engineering, project design, procurement and construction management services for Magma's existing and future geothermal power projects in North America. The Company believes that the 1993 Technical Services Agreement and the 1994 Engineering and Construction Management Services Agreement are on terms at least as favorable to the Company as would be available from an unaffiliated third party.

  Dow Option Surrender. In October 1993 the Company acquired at a discount Dow's option to purchase two million shares of Magma Common Stock. Magma purchased the options for 857,143 shares of newly issued and unregistered shares of its stock. J.P. Morgan Securities Inc. was retained by an independent committee of the Company's Board of Directors to assist in valuing the option. Under the Option Surrender Agreement, Dow has agreed not to sell the newly issued shares before September 30, 1994. The newly issued shares did not materially impact the Company's 1993 earnings per share calculations since the option shares were already reflected in the number of shares used in calculating primary earnings per share. Following the transaction, Dow holds over 5 million shares of Magma Common Stock, approximately 4 million of which are currently held in escrow for exchangeable notes (see below). By virtue of such remaining percentage ownership of the Common Stock, Dow may still be deemed to control the management and policies of the Company. According to Dow's Schedule 13D currently on file with the Commission, the Common Stock held by Dow is held for investment purposes.

  1993 Stock Offering. Pursuant to a registration rights agreement, Dow requested that the Company facilitate a registered public offering by Dow of certain of its shares of Magma Common Stock. Accordingly, the Company filed, and in June 1993 the Securities and Exchange Commission declared effective, a registration statement covering the sale by Dow of 3,635,000 shares of Company Common Stock and the sale by J. P. Morgan & Co. Incorporated of 365,000 shares of Company Common Stock. Pursuant to the registration rights agreement, the Company paid the first $100,000 of its accounting, printing, legal and other expenses of the offering, and the two selling shareholders paid the remainder of such expenses.

  1991 Stock Offering. In April 1991, the Company registered 4,000,005 shares (the "Registered Shares") of Common Stock owned by Dow. The Registered Shares were placed in escrow by Dow for delivery upon exchange of the Notes. The Notes are exchangeable at any time into shares of Common Stock at an exchange rate of
26.6667 shares per $1,000 principal amount of the Notes. Dow retains the right to vote the shares placed in escrow. A registration statement covering the Registered Shares (the "Registration Statement") was filed by the Company on behalf of Dow pursuant to existing registration rights agreements between the Company and Dow. The Company has agreed to keep the Registration Statement current until the earlier of (i) the maturity of the Notes in 2001 or (ii) the date on which all of the Notes have been exchanged or redeemed. The Company and Dow have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act in connection with the Registration Statement and another registration statement concurrently filed by Dow in connection with its issuance of the Notes.

                     AGENDA ITEM 2:  APPROVAL OF THE 1994 EQUITY PARTICIPATION
                                     PLAN

DESCRIPTION OF THE 1994 EQUITY PARTICIPATION PLAN

  In April 1994 the Company's Board of Directors adopted the 1994 Equity Participation Plan of Magma Power Company (the "1994 Plan"). The 1994 Plan succeeds the Company's Stock Option Plan of 1987 (the "1987 Plan"), which covered 1,000,000 shares of the Company's Common Stock and was adopted by the Board of Directors and then approved by the stockholders in 1987.

  The principal purposes of the 1994 Plan are to provide incentives for officers, key employees and consultants of the Company and its subsidiaries through granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to grants and awards made to officers, employees or consultants, the 1994 Plan provides for the granting of options or stock to the Company's non-employee directors in lieu of directors' fees (if any), as described in further detail below.

  Under the 1994 Plan, not more than 1,000,000 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs"), and other awards, or upon vesting of restricted or deferred stock awards. As of December 31, 1993, under the 1987 Plan, a total of 598,250 shares were subject to outstanding stock options held by approximately 77 officers and key employees and only 57,081 shares remained available for the grant of new stock options or SARs under the 1987 Plan. On March 31, 1994, the closing price of a share of the Company's Common Stock on the NASDAQ National Market System was $32.25.

  The shares available under the 1994 Plan upon exercise of stock options, SARs and other awards, and for issuance as restricted or deferred stock, may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Common Stock. The 1994 Plan provides for appropriate adjustments in the number and kind of shares subject to the 1994 Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations, including restructurings.

  If any portion of a stock option, SAR or other award terminates or lapses unexercised, or is cancelled upon grant of a new option, SAR or other award (which may be at a higher or lower exercise price than the option, SAR or other award so cancelled), the shares which were subject to the unexercised portion of such option, SAR or other award, will continue to be available for issuance under the 1994 Plan.

  The principal features of the 1994 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1994 Plan itself, which is available upon request from the Company.

 Administration

  The 1994 Plan is administered by the Compensation Committee or a subcommittee thereof (referred to herein as the "Committee"), consisting of at least two members of the Board, none of whom is an officer or employee of the Company, and each of whom is a "disinterested person" as defined by Rule 16b-3. The Committee is authorized to select from among the eligible employees and consultants the individuals to whom options, SARs, restricted stock purchase rights and other awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the 1994 Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1994 Plan.

 Payment for Shares

  The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire Company Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Common Stock of the Company owned by the optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. The Committee may also provide, in the terms of an option or other right, that the purchase price may be payable within thirty days after the date of exercise. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award. This may also include services rendered, or the difference between the exercise price of presently exercisable options and the fair market value of the Common Stock covered by such options on the date of exercise.

 Amendment and Termination

  Amendments of the 1994 Plan to increase the number of shares as to which options, SARs, restricted stock and other awards may be granted (except for adjustments resulting from stock splits and the like) require the approval of the Company's stockholders. In all other respects the 1994 Plan can be amended, modified, suspended or terminated by the Committee, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the 1994 Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the 1994 Plan.

 Eligibility

  Options, SARs, restricted stock and other awards under the 1994 Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Such awards also may be granted to consultants of the Company selected by the Committee for participation in the 1994 Plan. Approximately 77 officers and other employees are currently eligible to participate in the 1994 Plan. More than one option, SAR, restricted stock grant or other award may be granted to a key employee or consultant, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an Incentive Stock Option is first exercisable by an optionee (i.e. "vests") during any calendar year cannot exceed $100,000.

  Non-employee directors of the Company are eligible to participate in the Plan pursuant to Plan provisions which allow such directors to elect to receive options or stock in lieu of directors' fees, as described below.

 Awards under the 1994 Plan

  The 1994 Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  Nonqualified stock options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee.

  Director stock options are NQSOs granted to non-employee directors of the Company who have elected in advance to receive such options in lieu of directors' fees. The difference between the exercise price of such options and the fair market value of the underlying Common Stock on the grant date will equal the amount of directors' fees which the non-employee director has elected to forgo. Alternatively, the Board may permit a non-employee director to receive shares of Common Stock directly in lieu of directors' fees.

  Incentive stock options, if granted, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option. Incentive stock options may be granted only to employees.

  Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

  Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  Stock appreciation rights may be granted in connection with stock options or other awards, or separately. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option or other awards, but alternatively may be based upon criteria such as book value. There are no restrictions specified in the 1994 Plan on the exercise of SARs or the amount of gain realizable therefrom, although they can be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of cash and Common Stock.

  Dividend equivalents may be credited to a participant in the 1994 Plan. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

  Performance awards may be granted by the Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

  Stock payments may be authorized by the Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a key employee or consultant in cash.

Miscellaneous Provisions

  Options and other rights to acquire Common Stock of the Company granted under the 1994 Plan may provide for their termination upon dissolution or liquidation of the Company, the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the acquisition by another corporation of 80% or more of the Company's then outstanding voting stock; but in such event the Committee may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options or rights have not yet become fully exercisable. Options and other rights granted under the 1994 Plan may provide that in the event of a "change in control" of the Company (as defined in the option or grant agreement) all previously unexercisable options and rights become immediately exercisable unless such options and rights, or portions thereof, are determined by the Committee to constitute, when exercised, "excess parachute payments" (as defined in Section 280G of the Code). If any option or other right does not contain such limitation, and its exercisability is accelerated upon a change in control, it is possible that an optionee may be liable for an excise tax on the amount attributable to such acceleration (and any other payments made in connection with such change in control).

  The 1994 Plan specifies that the Company may make loans to Plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the Plan. The terms and conditions of such loans, if any are made, are to be set by the Committee.

  In consideration of the granting of a stock option, SAR, dividend equivalent, performance award, stock payment, or right to receive restricted or deferred stock, the employee or consultant must agree in the written agreement embodying such award to remain in the employ of, or to continue as a consultant for, the Company or a subsidiary of the Company for at least one year after the award is granted.

  The dates on which options or other awards under the 1994 Plan first become exercisable and on which they expire will be set forth in individual stock options or other agreements setting forth the terms of the awards. Such agreements generally will provide that options and other awards expire upon termination of the optionee's status as an employee, consultant or director, although the Committee may provide that such options continue to be exercisable following a termination without cause, or following a change in control of the Company, or because of the grantee's retirement, death, disability or otherwise. Similarly, restricted stock granted under the 1994 Plan which has not vested generally will be subject to repurchase by the Company in the event of the grantee's termination of employment or consultancy, although the Committee may make exceptions, based on the reason for termination or on other factors, in the terms of an individual restricted stock agreement.

  No option, SAR or other right to acquire Common Stock granted under the 1994 Plan may be assigned or transferred by the grantee, except by will or the laws of intestate succession, although the shares underlying such rights may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

  The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option or other right granted under the 1994 Plan, or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Committee to disapprove such use. In addition, the Committee may grant to employees a cash bonus in the amount of any tax related to awards.

FEDERAL INCOME TAX CONSEQUENCES

  The tax consequences of the 1994 Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the 1994 Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of the 1993 Omnibus Budget Reconciliation Act ("OBRA"), as discussed in further detail below. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

  Nonqualified Stock Options. For Federal income tax purposes, the recipient of NQSOs granted under the 1994 Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis in the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO. Special rules are applicable to NQSOs granted to directors in lieu of directors' fees, as discussed below under "Director Elections."

  Incentive Stock Options. There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

  Stock Appreciation Rights. No taxable income is realized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

  Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless in the case of restricted stock an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

  Dividend Equivalents. A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

  Performance Awards. A participant who has been granted a performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant will have ordinary income, and the Company will be entitled to a corresponding deduction.

  Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment had been received, and the Company will have a deduction in the same amount.

  Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when nonqualified stock options are granted in lieu of amounts otherwise payable, and the Company will not be entitled to a deduction at that time. When and to the extent options are exercised, the ordinary rules regarding nonqualified stock options outlined above will apply.

  Director Elections. A director who elects to receive NQSOs in lieu of directors' fees will be subject to the foregoing rules described above under "Nonqualified Stock Options," and will not realize income until the date of exercise, if his or her election to receive NQSOs is properly made in advance of the time he or she renders the services to which the option grant relates. A director who does not make such election in advance of rendering services, or a director who elects to receive shares of Common Stock rather than NQSOs, will realize ordinary income upon the date of grant.

  Effect of 1993 Omnibus Budget Reconciliation Act ("OBRA") on the 1994 Plan. Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations. Because the Company currently does not expect to pay total compensation to any one executive officer in excess of $1 million per year, the Company is not seeking to conform the 1994 Plan to the restrictive conditions of the OBRA legislation and related regulations.

REASONS FOR ADOPTION OF THE 1994 PLAN

  The 1987 Plan currently provides that 1,000,000 shares of Common Stock are authorized for issuance. As of December 31, 1993, approximately 57,081 shares remained available for future awards under the 1987 Plan. Also on that date, options held by approximately 77 officers and key employees and covering approximately 598,250 shares were outstanding under the 1987 Plan, of which approximately 216,249 were exercisable. The Board of Directors has determined that it is advisable to continue to provide stock-based incentive compensation to the Company's key employees and consultants, thereby continuing to align the interests of such employees and consultants with those of the stockholders, and that awards under the 1994 Plan are an effective means of providing such compensation. In addition, the Board has determined that it is advisable to provide non-employee directors of the Company with the opportunity to convert their regular cash directors' fees into stock-based incentive compensation. The Board recommends that the 1994 Plan be adopted, and that 1,000,000 shares of Common Stock be reserved for issuance on exercise of options and other awards thereunder.

REQUIRED VOTE FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

  The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the 1994 Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 1994 PLAN.

                 AGENDA ITEM 3: RATIFICATION OF THE SELECTION OF
                                INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Coopers & Lybrand to audit the Company's financial statements for the year ending December 31, 1994. Coopers & Lybrand has acted as the Company's independent public accountants since 1981. In accordance with the resolution of the Board, this selection is being presented to stockholders for ratification at the Annual Meeting. The Company has been advised that neither Coopers & Lybrand nor any of its partners hold any direct or indirect financial interest in the securities of the Company or its subsidiaries, nor has Coopers & Lybrand or any of its partners had any connection, except as auditors, with the Company or its subsidiaries during the past three years, except that Bent Petersen, a director of the Company and a member of the Audit Committee, is a retired managing partner of the San Diego office of Coopers & Lybrand. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. At such meeting, such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF COOPERS & LYBRAND AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.

                               VOTING SECURITIES

  All voting rights are vested exclusively in the holders of Common Stock, and only stockholders of record as of the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

  Pursuant to Nevada law and the Bylaws, a plurality of the votes represented and entitled to vote at an Annual Meeting at which a quorum is present will be sufficient to elect a director of the Company. Pursuant to Nevada law, in order for Agenda Item 2 (proposal to adopt the 1994 Plan) and Agenda Item 3 (ratification of accountants), to be approved, holders of a majority of the shares of Common Stock present (either in person or by proxy) at a meeting at which a quorum is present must vote such shares in favor of such proposals. Pursuant to Nevada law and the Bylaws, all other matters brought to a stockholder vote at an Annual Meeting at which a quorum is present will be decided by a majority of the stock represented and entitled to vote at such meeting. Proxies that are signed but left blank (i) will be counted as shares that are present and entitled to vote for purposes of establishing a quorum and
(ii) will, as to a particular proposal, be treated as voted in accordance with the recommendations of the Board. Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes (i) will be counted as shares that are present and entitled to vote for purposes of establishing a quorum and
(ii) will, as to a particular proposal, be treated as not voted. Based on the foregoing, abstentions and broker non-votes (a) will not affect Agenda Item 1 (the election of directors) and (ii) will have the same effect as votes against the proposal set forth in Agenda Items 2 (proposal to adopt the 1994 Plan) and Agenda Item 3 (ratification of accountants).

                             STOCKHOLDER PROPOSALS

  The Company's Bylaws (Article I, Section 10) provide a mechanism by which a qualified stockholder of the Company may, subject to the giving of a proper and timely notice to the Secretary of the Company, submit proposals for consideration at an annual meeting of stockholders. No such notice has been received by the Company for the 1994 Annual Meeting.

  Any notice of a qualified stockholder submitting a proposal for the 1995 Annual Meeting of Stockholders of the Company must be in proper form and be received by the Secretary of the Company no later than February 21, 1995.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to such persons in accordance with their best judgment on such matters.

                                          By Order of the Board,

                                          /s/ JON R. PEELE

                                          Jon R. Peele,
                                          Secretary

San Diego, California May 11, 1994

- - -------------------------------------------------------------------------------
PROXY                         MAGMA POWER COMPANY
                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 21, 1994
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints PAUL M. PANKRATZ and JON R. PEELE, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all of the shares of stock of MAGMA POWER COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 21, 1994 at 10:30 a.m. at the Marriott-La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037 and any adjournment thereof.

(1) Election of Directors

[_] FOR all nominees listed                  [_] WITHHOLD AUTHORITY to
    (except as marked to the contrary below)     vote for nominees listed below

              Lester L. Coleman, William R. Knee and John D. Roach

INSTRUCTION--To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below:

- - --------------------------------------------------------------------------------
(2) Approval of the adoption of the 1994 Equity Participation Plan of the
    Company.

                         [_] FOR[_] AGAINST[_] ABSTAIN

(3) Ratification of the selection of Coopers & Lybrand as the Company's auditors for the fiscal year ending December 31, 1994.

                         [_] FOR[_] AGAINST[_] ABSTAIN

(4) The undersigned confers upon the proxies hereby appointed discretion to act upon such other business as may properly come before such meeting, or any adjournment thereof.

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOREGOING MATTERS
UNLESS SPECIFIED TO THE CONTRARY.
- - --------------------------------------------------------------------------------


- - --------------------------------------------------------------------------------
  Receipt of copies of the Annual Report to Stockholders, the Notice of the
Annual Meeting of Stockholders and the Proxy Statement dated May 11, 1994 is hereby acknowledged.

                                   Dated: _______________________________, 1994

                                   --------------------------------------------
                                            (Signature of Stockholder)

                                   --------------------------------------------
                                            (Signature of Stockholder)
                                   Please date and sign exactly as name
                                   appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors and trustees should give full title as such.

 PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO
                        POSTAGE IF MAILED IN THE U.S.A.
- - -------------------------------------------------------------------------------

PROXY

                              MAGMA POWER COMPANY
                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 21, 1994
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

 The undersigned hereby appoints PAUL M. PANKRATZ and JON R. PEELE, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and vote all of the shares of stock of MAGMA POWER COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 21, 1994 at 10:30 a.m. at the Marriott-La Jolla, 4240 La Jolla Village Drive, San Diego, California 92037, and any adjournment thereof.

   UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS
                       UNLESS SPECIFIED TO THE CONTRARY.

                                                               I PLAN TO ATTEND
                                                                     MEETING

[_]                                                                    [_]
     ----------   ---------
      ACCOUNT      COMMON
      NUMBER       STOCK
- - --------------------------------------------------------------------------------
ITEM 1. ELECTION OF DIRECTORS: Lester L. Coleman, William R. Knee and John D.
Roach
    FOR all nominees listed (except        WITHHOLD AUTHORITY to
      as marked to the contrary            vote for all nominees
              at right)                        listed above.

                 [_]                                [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- - --------------------------------------------------------------------------------
ITEM 2. Approval of the adoption of the 1994 Equity Participation Plan of the
Company:
                FOR   AGAINST   ABSTAIN

                [_]     [_]       [_]

ITEM 3. Ratification of the selection of Coopers & Lybrand as the Company's auditors for the fiscal year ending December 31, 1994:

                FOR   AGAINST   ABSTAIN

                [_]     [_]       [_]

- - --------------------------------------------------------------------------------
ITEM 4. The undersigned confers upon the proxies hereby appointed discretion to act upon such other business as may properly come before such meeting, or any adjournment thereof.

Receipt of copies of the Annual Report to Stockholders, the Notice of the An-nual Meeting of Stockholders and the Proxy Statement dated May 11, 1994, is hereby acknowledged.

DATED:                                                                    , 1994
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- - --------------------------------------------------------------------------------
                           (Signature of Stockholder)

- - --------------------------------------------------------------------------------
                           (Signature of Stockholder)

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TITLE AS SUCH.

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